UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/17/2005

STAR SCIENTIFIC INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-15234

Delaware	52-1402131
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

801 LIBERTY WAY
CHESTER, VIRGINIA 23836
(Address of Principal Executive Offices, Including Zip Code)

(804) 530-0535
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

         Star Scientific, Inc. (the "Company") reports that it purchased a total of 174,860 shares (the "Shares") of the Company's Common Stock from four of its officers on August 17, 2005 for an aggregate purchase price of $632,993.20. The proceeds of the sale have been used by the officers to retire in full certain outstanding loans made by the Company in August 2002 to the officers which are due on August 20, 2005. The Shares were purchased by the Company at a price of $3.62 per share, the closing price of the Company's Common Stock on August 16, 2005, as reported on the NASDAQ National Market System.

        The repurchase of the Shares will reduce the total number of issued and outstanding shares of Common Stock to 73,201,415 shares. Each officer represented to the Company that it would be necessary for him to sell the Shares in open market transactions in order to achieve sufficient liquidity to pay off the loans if the Company did not purchase the Shares directly. The officers, in turn, paid the Company an aggregate of $633,000 in full payment for the loans and all accrued interest. By repurchasing the Shares, the Company was able to reduce the total number of shares of Common Stock outstanding, and concomitantly reduce the number of shares being offered for sale in the open market.

        The purchase of the Shares was unanimously approved by the Company's Audit Committee which consists of three "non-employee directors," as such term is defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such the purchase of the Shares was a disposition to the Company pursuant to Rule 16b-3(e) promulgated under the Exchange Act. The transaction occurred during a "trading window" for officers and directors pursuant to the Company's policy against trading on inside information.

Item 9.01.    Financial Statements and Exhibits

(a)        Financial Statements.

                None.

(b)        Pro Forma Financial Information

                None.

(c)        Exhibits:

                None.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

STAR SCIENTIFIC INC

Date: August 19, 2005.	By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer